Exhibit 12

The Port Workspaces, 344 Thomas L Berkley Way, Oakland, CA 94612

(510) 834-4530 ~ cuttingedgecounsel.com

September 28, 2021

Re: Shared Capital Cooperative, Inc. Offering of Class A Preferred Stock and Investment Note Securities via Regulation A of the Securities Act of 1933.

To Whom It May Concern:

We have acted as counsel to Shared Capital Cooperative, Inc., a Minnesota cooperative corporation (the “Cooperative”) in connection with the preparation and filing by the Cooperative with the Securities and Exchange Commission of an offering statement on Form 1-A (the “Offering Statement”), under the Securities Act of 1933, as amended (the “Act”). Pursuant to the Offering Statement, the Cooperative seeks qualification under the Act of an offering of both equity and debt, consisting of up to 1,500,000 shares of the Cooperative’s Class A Preferred Stock (the “Shares”) to be issued and sold by the Cooperative, and up to $15,000,000 in promissory notes (the “Notes”) to be issued and sold by the Cooperative. We understand that the Shares are to be sold to the public pursuant to the Shared Capital Cooperative Subscription Agreement for Class A Preferred Stock (the “Share Subscription Agreement”), to be entered into by and between the Cooperative and each subscriber for the Shares, in substantially the form filed as an exhibit to the Offering Statement. We understand that the Notes are to be sold to the public pursuant to the Shared Capital Cooperative Subscription Agreement for an Investment Note, to be entered into by and between the Cooperative and each subscriber for the Notes (the “Note Subscription Agreement”), also in substantially the form filed as an exhibit to the Offering Statement.

This opinion is being furnished at the request of the Cooperative and pursuant to Item 601(b)(5)(i) of Regulation S-K under the Securities Act of 1933, 15 U.S.C. 77a et seq., as amended, and the Securities Exchange Act of 1934, 15 U.S.C. 78a et seq., as amended.1

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Share Subscription Agreement or the Note Subscription Agreement, as applicable.

1.	Documents Reviewed. For the purposes of delivering this opinion letter, we have prepared and reviewed originals of the following documents, created on behalf of the Cooperative:

a.	The Shared Capital Cooperative Subscription Agreement for Class A Preferred Stock, in the form attached as an exhibit to the Offering Statement;

b.	The Shared Capital Cooperative Subscription Agreement for an Investment Note, in the form attached as an exhibit to the Offering Statement; and

c.	The Shared Capital Cooperative Investment Note, to be issued to each person whose subscription for a Note is accepted by the Cooperative, in the form attached as an exhibit to the Offering Statement.

1 Regulation S-K requires that all Securities Act filings include an opinion of counsel regarding the legality of the securities being offered and sold pursuant to the offering statement.

The agreements referred to in clauses (a) through (c) above are hereinafter referred to as the “Opinion Documents.”

We have also reviewed executed originals or copies of executed originals of the following documents:

(a) The articles of incorporation and the bylaws of the Cooperative, as amended, restated, or supplemented through the date hereof and resolutions of the Cooperative, in each case, as certified by the appropriate officer of the Cooperative; and

(b) Such other records of the Cooperative, certificates of public officials and of officers of the Cooperative, and agreements and other documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed in this letter.

The documents referred to in clauses (a) and (b) are the “Relevant Documents.”

For purposes of this opinion:

“Generally Applicable Law” means (i) the Federal laws of the United States of America, (ii) the laws of the State of Minnesota, (iii) the Minnesota Cooperative Law (including the rules or regulations promulgated thereunder or pursuant thereto), and (iv) federal or state securities laws. Generally Applicable Law does not include (x) laws, rules, or regulations related to environmental, natural resources or land use, real property, taxation, or (y) laws, rules, or regulations applicable to the particular nature of the Cooperative’s business.

“Order” means any order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other governmental authority.

“To our knowledge” or words of similar import means (i) the actual knowledge of (x) the lawyer in our firm who signed the opinion, (y) any lawyer in our firm actively engaged in negotiating, drafting, and preparing the Opinion Documents, and (z) solely as to information relevant to a particular opinion, issue, or confirmation regarding a particular factual matter, the lawyer in our firm who is primarily responsible for providing the response concerning that particular opinion, issue, or confirmation and (ii) without any independent verification or investigation including (x) an examination of the files of any lawyer described in this paragraph, (y) any review or examination of any agreements, documents, certificates, instruments or other documents other than the Opinion Documents or the Relevant Documents or (z) any inquiry of any lawyer (other than the lawyers described in this paragraph) or any other person (other than the Cooperative).

2.	Assumptions. For the purposes of rendering the opinions set out in Clause (3), we have assumed without independent verification or inquiry:

a.	The genuineness of all signatures on all documents we have reviewed.

b.	The authenticity of the documents submitted to us.

c.	The conformity to authentic originals of any documents submitted to us as certified, conformed, or photostatic copies.

d.	The form and content of all documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered.

e.	All public records reviewed or relied upon by us or on our behalf are true and complete.

f.	There has been no oral or written modification of or amendment to any of the Relevant Documents, and there has been no waiver of any provision of any of the Relevant Documents, by action or omission of the parties or otherwise.

g.	The legal capacity of natural persons.

h.	The truthfulness, accuracy, and completeness of the information, representations, and warranties contained or made in any Opinion Document or Relevant Document.

i.	That each of the parties executing any of the Opinion Documents (other than the Cooperative) has the power and authority (corporate or otherwise) to do so and to perform its obligations thereunder.

j.	That each Opinion Document shall be the legal, valid, and binding obligation of each party thereto (other than the Cooperative), enforceable against such party in accordance with its terms.

3.	Opinions. Based upon such review and subject to the assumptions, exceptions, and other matters set forth herein, we are of the opinion that:

a.	The Cooperative is a cooperative corporation duly incorporated, validly existing, and in good standing under the laws of the State of Minnesota.

b.	The Cooperative (i) has the corporate power and authority to execute and deliver each Opinion Document to which it is a party and to perform its obligations thereunder, and (ii) has taken all corporate action necessary to authorize the execution, delivery, and performance of each such Opinion Document.

c.	The issuance of the Shares has been duly authorized, and, when and if Shares are sold pursuant to the Offering Statement, they will be validly issued, fully paid, and non-assessable.

d.	Each Opinion Document to which the Cooperative intends to be a party, including each Investment Note, will constitute a valid and legally binding obligation of the Cooperative, enforceable against the Cooperative in accordance with its terms.

4.	Exceptions. The opinions expressed above are qualified in their entirety and are subject to the following comments and limitations:

a.	We express no opinion as to the effects of (i) bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) including the possible unavailability of specific performance or injunctive relief and the exercise of discretionary powers by any court before which specific performance or injunctive relief or other equitable remedies may be sought, and (iii) an implied covenant of good faith, reasonableness and fair dealing and standards of immateriality, commercial reasonableness.

b.	The enforceability of provisions in any Opinion Document to the effect that the terms of such Opinion Document may not be waived or modified except in writing may be limited under certain circumstances.

c.	The opinion expressed in Clause 3(a) hereof as to the good standing of the Cooperative is (i) given solely on the basis of the certificate of good standing issued by the Secretary of the State of Minnesota and attached hereto as Exhibit A, and speaks only as to the date of such certificate and not as of the date hereof and (ii) is limited to the meaning ascribed to such certificate by such governmental authority and applicable law.

d.	We express no opinion as to any provisions in any Opinion Document to the extent such provisions (i) relate to the subject matter jurisdiction of the United States District Court of Minnesota to adjudicate any controversy, (ii) purport to grant any court exclusive jurisdiction, (iii) purport to waive any right to claim that any action, suit or proceeding has been brought in an inconvenient forum, or (iv) purport to waive any right to remove any action, suit or proceeding to the United States Federal Courts.

e.	We note that any provision of the Opinion Documents that permits a party to take any action or make any determination may be subject to a requirement that such action be taken or such determination be made on a reasonable basis and in good faith.

f.	We express no opinion as to the enforceability of any provision of any Opinion Document which purports to limit the ability of a court to decide the extent to which any portion of such Opinion Document determined to be invalid may be severed from such Opinion Document.

g.	We express no opinion as to the enforceability of any provision of the Opinion Documents providing for the indemnification, release, or exculpation of any party insofar as such provisions may require indemnification, release, or exculpation for matters that violate statutory duties or public policy, including in relation to the offer, issue, or sale or distribution of securities or criminal violations.

h.	We express no opinion as to the laws of any jurisdiction other than the Generally Applicable Laws in effect as of the date of this opinion letter. We do not undertake by delivery of this opinion or otherwise to advise you of any change in any matter set forth herein, whether based on a change in law or a change in any fact relating to the Cooperative or any other person. This opinion is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

The opinions expressed herein are solely for your benefit and may not, without our express prior written consent, be disclosed to or relied upon in any manner by any other person, other than any person that becomes a purchaser of Shares or a Note in accordance with the Share Subscription Agreement or the Note Subscription Agreement, respectively, within 360 days of the date of this opinion letter, provided, however, that this opinion may be disclosed (i) to a prospective assignee or acquiror of the Subscriber’s interest under the Share Subscription Agreement or the Note Subscription Agreement, (ii) to governmental authorities or (iii) pursuant to an Order or legal process of any governmental authority.

Very truly yours,

/s/ Kim Arnone
Principal, Cutting Edge Counsel

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